AMERI-CAN RAILWAY SYSTEMS INC.



                            APPOINTMENT LETTER
                                   FOR
                                 DIRECTOR


Dear Sir or Madam:

     Re:  Appointment to Board of Directors

We wish to take this opportunity to confirm your appointment to the Board of Directors of the Company upon the following terms:

1.   Term

You have been appointed for a term of twenty-four (24) months, to commence upon the date of your acceptance of the Appointment.

2.   Compensation

Save and except for the share options set out below and 100,000 common shares of the Company at a nominal value you shall receive no compensation for your services or efforts as a Director. Provided that should you, for any reason resign your Directorship prior to the expiration of the term of your appointment hereunder, the Company has the right to repurchase and you must sell to the Company all of these 100,000 common shares at their par value.

3.   Expenses

You shall be forthwith reimbursed by the Company for all expenses incurred by you in the course of fulfilling your duties as a Director, including the full cost of travel, food and hotel accommodation associated with your attendance at meetings of the Board of Directors.


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4.   Share Option Plan

Each Director shall be entitled to purchase fifty thousand (50,000) common shares of the Company at fair market value per share, for each year of the Term that the Director completes as a Director, however, the shares which underlay the option referable to any given year do not vest in the Director until the expiry of that year. Should the Director resign the position of Director of should his or her Appointment be terminated prior to the completion of any given year, then the shares referable to that year shall be forfeited upon repayment to the Director of the cost of exercising the option for that year.

5.   Attendance at Board Meetings

You are required to attend all Board Meeting. Absence from any two (2) consecutive Board Meetings shall constitute the tendering of your resignation from the Board.

Please sign this letter below to indicate your acceptance of this Appointment to the Board of Directors.

Yours truly,

/s/ Sydney Harland                      /s/ John Andrews
_____________________________
SYDNEY HARLAND, CHAIRMAN, CEO,
AMERI-CAN RAILWAY
SYSTEMS, INC.